Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 14, 2019, with respect to the consolidated financial statements of Dakota Access, LLC, included in the Annual Report on Form 10-K of Phillips 66 Partners LP for the year ended December 31, 2018. We consent to the incorporation by reference of the aforementioned report in this Registration Statement of Phillips 66 Partners LP on Form S-3 (File No. 333-234334), and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Dallas, Texas
November 21, 2019